                                                                     EXHIBIT 8.1

                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement"), entered into this 17th day of February 1999, is by, between, and among Florida Venture Fund, Inc., a Florida corporation (hereinafter"FVFI"), Information Highway, Inc., a Washington corporation (hereinafter "IHI"), and the shareholders of IHI who have executed Subscription Agreements in the form attached in Exhibit "A" hereto (the "Shareholders").

                                   RECITALS:

     WHEREAS, FVFI wishes to acquire, and the Shareholders, by executing Exhibit "A" hereto, are willing to sell, a majority the outstanding stock of IHI in exchange solely for a part of the voting stock of FVFI whereby the Shareholders would acquire a controlling interest of FVFI; and

     WHEREAS, the parties hereto intend to qualify such transaction as a tax-free exchange pursuant to the provisions of the Internal Revenue Code of 1986, as amended;

     NOW, THEREFORE, based upon the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements set forth herein, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto approve and adopt this Agreement and Plan of Reorganization and mutually covenant and agree with each other as follows:

     1.  Shares to be Transferred and Shares to be Issued.

         1.1 Provided that Shareholders owning at least a majority of the outstanding shares of IHI execute and deliver copies of Exhibit "A" on or before the Closing Date, the Shareholders shall transfer to FVFI certificates for the number of shares of the common stock of IHI represented by such shares of the common stock of IHI.

         1.2 In exchange for the transfer of the common stock of IHI pursuant to subsection 1.1. hereof, FVFI shall on the Closing Date and contemporaneously with such transfer of the common stock of IHI to it by the Shareholders issue and deliver to the Shareholders one share of the common stock of FVFI for each share of IHI transferred pursuant to this Agreement. In addition, FVFI hereby assumes the obligation of IHI to issue shares pursuant to warrants and stock options issued by IHI and outstanding as of Closing at the rate of one share of FVFI for

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

each share of IHI to have been issued pursuant to such outstanding warrants and stock options.

         1.3 On the Closing Date FVFI shall cause to be canceled 1,659,833 shares of outstanding Common Stock, such that at Closing FVFI shall have not more than 319,667 shares of Common Stock outstanding.

     2. Representations and Warranties of IHI. IHI represents and warrants to FVFI as set forth below. These representations and warranties are made as an inducement for FVFI to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, FVFI would not be a party hereto.

         2.1 Organization and Authority. IHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington with full power and authority to enter into and perform the transactions contemplated by this Agreement. IHI has three wholly owned subsidiaries, namely Blue Crow Internet Company, Ltd., YesIC, Communications, Inc., and World Tel, Internet (Toronto) Ltd., each of which was acquired by IHI in December 1996.

         2.2 Capitalization. As of the date of the Closing, IHI will have a total of no more than 5,650,000 shares of common stock issued and outstanding. All of the shares will have been duly authorized and validly issued and will be fully paid and nonassessable. There are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating IHI to issue or to transfer from treasury any additional shares of capital stock of any class, other than common stock options to purchase 865,000 shares at from $0.50 to $0.75 per share exercisable immediately and warrants to purchase 873,650 shares of common stock of IHI at $1.00 per share exercisable immediately.

         2.3 Directors. The names of all directors of IHI as of the date of this Agreement are as follows: John G. Robertson, Jennifer Lorette, and James
L. Vandeberg.

         2.4 Performance of This Agreement. The execution and performance of this Agreement and the transfer of stock contemplated hereby have been authorized by the board of directors of IHI.

         2.5 Financials. True copies of the financial statements of IHI consisting of the balance sheets as of the fiscal year ended May 31, 1998 (audited) and the period ended November 30, 1998 (unaudited), and statements of income, cash flow and changes in stockholder's equity for each of the periods then ended, have been delivered by IHI to FVFI. These statements have been examined and certified by Elliott, Tulk, Pryce, Anderson, Chartered Accountants. Said financial statements are true and correct in all material respects and present an

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accurate and complete disclosure of the financial condition of FVFI as of
November 30, 1998, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

         2.6 Liabilities. There are no material liabilities of IHI, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of IHI, its agents or servants occurring prior to November 30, 1998, which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of IHI.

         2.7 Absence of Certain Changes or Events. Except as set forth in this Agreement, since November 30, 1998, there has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of IHI, or (ii) any damage, destruction, or loss to IHI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of IHI.


         2.8 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving IHI or its subsidiaries, if any, or their assets, properties, or business, nor does IHI or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of IHI or as to which any of the Shareholders is a party adverse to IHI or any of its subsidiaries or has a material interest adverse to IHI or any of its subsidiaries.

         2.9 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by IHI, and there are no unpaid taxes which are, or could become a lien on the properties and assets of IHI, except as provided for in the financial statements of IHI, or have been incurred in the normal course of business of IHI since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by IHI.

         2.10 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by IHI or any of its subsidiaries.

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

         2.11 Accuracy of All Statements Made by IHI. No representation or warranty by IHI in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished or to be furnished by or on behalf of IHI pursuant to this Agreement, nor any document or certificate delivered to FVFI by IHI pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

     3. Representations and Warranties of FVFI. FVFI represents and warrants to IHI as set forth below. These representations and warranties are made as an inducement for IHI to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, IHI would not be parties hereto.

         3.1 Organization and Good Standing. FVFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full power and authority to enter into and perform the transactions contemplated by this Agreement. FVFI does not have any subsidiaries or own any interest in any other entity.

         3.2 Capitalization. FVFI presently has outstanding 1,979,500 shares of common stock. As of the date of the Closing, FVFI will have a total of no more than 319,667 shares of common stock issued and outstanding (excluding the shares to be issued pursuant to this Agreement). All of the outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for FVFI's obligations hereunder with respect to the shares to be issued pursuant to subsection 1.2 hereof, there are no options, warrants, debentures, conversion privileges, or other rights, agreements, or commitments obligating FVFI to issue or to transfer from treasury any additional shares of capital stock of any class. As of the Closing, the Articles of Incorporation, as amended, of FVFI and as currently in effect shall remain unchanged, except as provided herein.

         3.3 Performance of This Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of FVFI.

         3.4 Financials. True copies of the financial statements of FVFI consisting of the balance sheets as of the fiscal years ended December 31, 1998, 1997, and 1996 (audited) and the period ended February 15, 1999 (unaudited), and statements of income, cash flow and changes in stockholder's equity for each of the periods then ended, have been delivered by FVFI to IHI. These statements have been examined and certified by Larry Legel, Certified Public Accountant. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of FVFI as of February 15, 1999, and

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

the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

         3.5 Liabilities. There are no material liabilities of FVFI, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of FVFI, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of FVFI.

         3.6 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending, or outstanding against or involving FVFI or its subsidiaries, if any, or their assets, properties, or business, nor does FVFI or its subsidiaries know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of FVFI is a party adverse to FVFI or any of its subsidiaries or has a material interest adverse to FVFI or any of its subsidiaries.

         3.7 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by FVFI, and there are no unpaid taxes which are, or could become a lien on the properties and assets of FVFI, except as provided for in the financial statements of FVFI, or have been incurred in the normal course of business of FVFI since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued. There are no disputes as to taxes of any nature payable by FVFI.

         3.8 Hazardous Materials. No hazardous material has been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged, released, or disposed of on or under any real property currently or previously owned or leased by FVFI or any of its subsidiaries.

         3.9 Legality of Shares to be Issued. The shares of common stock of FVFI to be issued by FVFI pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by FVFI and will be fully paid and nonassessable.

         3.10 Accuracy of All Statements Made by FVFI. No representation or warranty by FVFI in this Agreement, nor any statement, certificate, schedule, or exhibit hereto furnished

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or to be furnished by FVFI pursuant to this Agreement, nor any document or certificate delivered to IHI pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

     4.  Covenants of the Parties.

         4.1  Corporate Records.

         a. Simultaneous with the execution of this Agreement by IHI, if not previously furnished, such entity shall deliver to FVFI copies of the articles of incorporation, as amended, and the current bylaws of IHI, and copies of the resolutions duly adopted by the board of directors of IHI approving this Agreement and the transactions herein contemplated.

         b. Simultaneous with the execution of this Agreement by FVFI, if not previously furnished, such entity shall deliver to IHI copies of the FVFI articles of incorporation, as amended, and the current bylaws of FVFI, and copies of the resolutions duly adopted by the board of directors of FVFI approving this Agreement and the transactions herein contemplated.

         4.2  Access to Information.

         a. FVFI and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of IHI, and IHI shall furnish or cause to be furnished to FVFI and its authorized representatives all information with respect to its affairs and business as FVFI may reasonably request. FVFI shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to FVFI; (ii) becomes part of the public domain after disclosure through no fault of FVFI; (iii) is known to FVFI or any of its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of IHI. In the event this Agreement is terminated prior to Closing, FVFI shall, upon the written request of IHI, promptly return all copies of all documentation and information provided by IHI hereunder.

         b. IHI and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts, and documents of FVFI, and FVFI shall furnish or cause to be furnished to IHI and its authorized representatives all information with respect to its affairs and business IHI may reasonably request. IHI shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to IHI; (ii) becomes part of the public domain after disclosure through no fault of IHI; (iii) is known to IHI or any of

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

its officers or directors prior to disclosure; or (iv) is disclosed in accordance with the written consent of FVFI. In the event this Agreement is terminated prior to Closing, IHI shall, upon the written request of FVFI, promptly return all copies of all documentation and information provided by FVFI hereunder.

         4.3 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date:

         a. Neither FVFI nor IHI shall negotiate with any other person or contemplate any inquiries or proposals relating to the possible disposition of their capital stock, or their assets.

         b. FVFI and IHI shall each carry on its business diligently and substantially in the same manner as heretofore, and neither party shall make or institute any unusual or novel methods of purchase, sale, management, accounting or operation.

         c. Neither FVFI nor IHI shall enter into any contract or commitment, or engage in any transaction not in the usual and ordinary course of business and consistent with its business practices.

         d. Neither FVFI nor IHI shall amend its articles of incorporation or bylaws or make any changes in authorized or issued capital stock, except as provided in this Agreement.

         e. FVFI and IHI shall each use its best efforts (without making any commitments on behalf of the company) to preserve its business organization intact.

         f. Neither FVFI nor IHI shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment, or obligation of such party.

         g. FVFI and IHI shall each duly comply with all applicable laws as may be required for the valid and effective issuance or transfer of stock contemplated by this Agreement.

         h. Neither FVFI nor IHI shall sell or dispose of any property or assets, except products sold in the ordinary course of business.

         i. FVFI and IHI shall each promptly notify the other of any lawsuits, claims, proceedings, or investigations that may be threatened, brought, asserted, or commenced

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

against it, its officers or directors involving in any way the business, properties, or assets of such party.

         4.4 Shareholders' Approval. FVFI shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its stockholders by majority written consent or at a meeting of stockholders and, subject to the fiduciary duties of the board of directors of FVFI under applicable law, shall obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby.

         4.5 No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither FVFI nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.

         4.6 Indemnification. IHI shall indemnify FVFI for any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) suffered by FVFI resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty, or covenant made by IHI herein, and any claims arising from the operations of IHI prior to the Closing Date. FVFI shall indemnify and hold IHI harmless from and against any loss, cost, expense, or other damage (including, without limitation, attorneys' fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty, or agreement made by FVFI herein, and any claims arising from the operations of FVFI prior to the Closing Date. The indemnity agreement contained herein shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party and shall survive the consummation of the transactions contemplated by this Agreement.

         4.7 Publicity. The parties agree that no publicity, release, or other public announcement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release, or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

         4.8 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, in the consummation of the transactions contemplated hereby, and in connection with all duties and obligations required to be performed

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

by each of them under this Agreement.

         4.9 Further Actions. Each of the parties hereto shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

         4.10 Finder's Fee. At the Closing IHI shall pay to Business Development Corporation, a finder's fee of $100,000 in the form of a cashier's check payable to such entity.

         4.11 Leakage Agreement. At the Closing Business Development Corporation shall execute and deliver a leakage agreement in the form attached hereto as Exhibit "B" and incorporated herein.

         4.12 Name Change. On or before the Closing Date FVFI shall obtain shareholder approval to amend its articles of incorporation to change the name of the corporation to "Information Highway.com, Inc." or some other name reasonably designated by IHI.

         4.13 Stock Exchange. Following Closing new management of FVFI shall use its best efforts to exchange shares of FVFI for all of the remaining outstanding shares of IHI such that IHI shall become a wholly owned subsidiary of FVFI and then to merge IHI into FVFI such that FVFI shall be the surviving entity.

         4.14 Legal Opinions. At Closing IHI shall deliver to FVFI an opinion of counsel in form reasonably satisfactory to FVFI that the issuance of shares to the Shareholders pursuant to this Agreement, and the shares of common stock of FVFI proposed to be issued to the remaining shareholders of IHI following the Closing, shall not violate federal or state securities laws, as applicable. At Closing FVFI shall deliver to IHI an opinion of counsel in form reasonably satisfactory to IHI that FVFI is duly organized, validly existing under the laws of the State of Florida and that the outstanding shares of FVFI have been legally issued, and are fully paid and non-assessable.

         4.15 Compliance with New Bulletin Board Requirements. Following Closing new management of FVFI shall use its best efforts to maintain the quotation of the common stock of FVFI on the Bulleting Board.

     5. Conditions Precedent to FVFI's Obligations. Each and every obligation of FVFI to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         5.1  Truth of Representations and Warranties.  The representations and

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

warranties made by IHI in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

         5.2 Performance of Obligations and Covenants. IHI shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

         5.3 Officer's Certificate. FVFI shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to FVFI), executed by an executive officer of IHI, certifying to the fulfillment of the conditions specified in subsections 5.1 and 5.2 hereof.

         5.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

         5.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of IHI to conduct its business or the earning power thereof on the same basis as in the past.

         5.6  Shareholders' Execution of Subscription Agreement.   As of the
Closing Date Shareholders owning not less than 51% of the outstanding common stock of IHI shall have duly executed and delivered Subscription Agreements in the form as set forth in Exhibit "A."

     6. Conditions Precedent to Obligations of IHI. Each and every obligation of IHI to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         6.1 Truth of Representations and Warranties. The representations and warranties made by FVFI in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

         6.2 Performance of Obligations and Covenants. FVFI shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

         6.3 Officer's Certificate. IHI shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to IHI), executed by an executive officer of FVFI, certifying to the fulfillment of the conditions specified in subsections 6.1 and 6.2 hereof.

         6.4 No Litigation or Proceedings. There shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof.

         6.5 No Material Adverse Change. As of the Closing Date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of FVFI to conduct its business.

     7.  Change of Management.  Upon and as a condition of Closing this
Agreement:

         7.1 Prior to Closing FVFI will present to its shareholders for approval the election of John G. Robertson, Jennifer Lorette, and James L. Vandeberg as directors of FVFI effective immediately following the Closing of this Agreement. Prior to Closing IHI will furnish material information of John
G. Robertson, Jennifer Lorette, and James L. Vandeberg as nominees to be elected by the shareholders of FVFI. FVFI reserves the right to refuse to cause the nomination of any or all such persons as directors of FVFI if, after review of the foregoing information concerning said persons, it is the opinion of FVFI that the election of such persons would not be in the best interests of FVFI.

         7.2 IHI reserves the right to terminate this Agreement if nominees selected by it are not elected or appointed as set forth above.

     8.  Closing.

         8.1 Time and Place. The Closing of this transaction ("Closing") shall take place at 57 West 200 South, Suite 310, Salt Lake City, Utah, at 11:00 am, on February 19, 1999, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

         8.2 Documents To Be Delivered by IHI. At the Closing IHI shall deliver to FVFI the following documents:

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

         a. Executed copies of Exhibit "A" executed by shareholders of IHI owning not less than 51% of the outstanding common stock of IHI.

         b. Stock certificates endorsed to FVFI representing the shares of stock of IHI transferable to FVFI pursuant to subsection 1.1 hereof.

         c.  The certificate required pursuant to subsection 5.3 hereof.

         d.  The legal opinion set forth in subsection 4.14 hereof.

         e. A cashier's check in the amount of $100,000 as required pursuant to subsection 4.10 hereof.

         f. A signed consent and/or minutes of IHI's directors approving this Agreement and each matter to be approved under this Agreement.

         g. Such other documents of transfer, certificates of authority, and other documents as FVFI may reasonably request.

         8.3 Documents To Be Delivered by FVFI. At the Closing FVFI shall deliver to IHI the following documents:

         a. Certificates for the number of shares of common stock of FVFI as determined in subsection 1.2 hereof.

         b.  The certificate required pursuant to subsection 6.3 hereof.

         c. The executed leakage agreement as set forth in subsection 4.11 hereof.

         d.  The legal opinion as set forth in subsection 4.14 hereof.

         e. A signed consent and/or minutes of FVFI's directors and shareholders approving this Agreement and each matter to be approved under this Agreement.

         f. Such other documents of transfer, certificates of authority, and other documents as IHI may reasonably request.

     9. Termination. This Agreement may be terminated by FVFI or IHI by notice to the other if, (i) at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment, or (ii) on February 26, 1999, if the Closing shall not have occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.

     10.  Miscellaneous.

          10.1 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

          FVFI:            340 Sunset Drive
                           Suite 1203
                           Ft. Lauderdale, FL 33301
                           Attn: Van R. Perkins, President

          With Copy to:    Ronald N. Vance
                           Attorney at Law
                           57 West 200 South
                           Suite 310
                           Salt Lake City, UT 84101

          IHI:             #185-10751 Shellbridge Way
                           Richmond, British Columbia, Canada V6X 2S8
                           Attn: John Robertson, Chairman

          With Copy to:    James Vandeberg
                           VANDEBERG JOHNSON & GANDARA
                           One Union Square, Suite 2424
                           600 University Street
                           Seattle, WA 96101-1192

          10.2 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by any statute.

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

          10.3 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

          10.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

          10.5 Partial Invalidity. If any term, covenant, condition, or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition, or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

          10.6 Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, letters of intent, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

          10.7 Interpretation of Agreement. This Agreement shall be interpreted and construed as if equally drafted by all parties hereto.

          10.8 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party, or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied.

          10.9 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transactions contemplated herein.

          10.10 Amendment. This Agreement or any provision hereof may not be changed, waived, terminated, or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

          10.11 Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each

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party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

          10.12 Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          10.13 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto executed the foregoing Agreement and Plan of Reorganization as of the day and year first above written.


FVFI:                                  Florida Venture Fund, Inc.



                                       By
                                          ---------------------------
                                           Van R. Perkins, President
IHI:                                   Information Highway, Inc.


                                       By
                                          ---------------------------
                                         John G. Robertson, President

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